SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2005

LIBBEY INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-12084 (Commission File Number)	34-1559357 (IRS Employer identification No.)

300 Madison Avenue
Toledo, Ohio		43604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (419) 325-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreement
Item 5.03 Amendments to Articles of Incorporation or Bylaws
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-3.01 Amended & Restated By-Laws
EX-99.1 List of Directors and Officers

Item 1.01 Material Definitive Agreement

     Libbey Inc. has entered into Indemnity Agreements dated February 1, 2005 with the directors and officers listed on attached exhibit 99.1. Under the Indemnity Agreements, the Corporation has agreed to indemnify these directors and officers upon written request by the director or officer seeking indemnification. The Corporation will indemnify the directors and officers to the fullest extent permitted by applicable law for any expenses, judgments, fines and amounts paid in settlement of or in relation to any proceeding where a director or officer is or is threatened to be made party to any third-party claim so long as the director or officer acted in good faith, acted in a manner he or she reasonably believed to be in the best interest of the Corporation and had no reasonable cause to believe his or her conduct was unlawful. Pursuant to the Indemnity Agreements, the Corporation will indemnify these directors and officers for expenses reasonably incurred in connection with any proceeding where the Corporation seeks a judgment in its own favor; however, the Corporation will not indemnify the director or officer if he or she is finally adjudged by a court to be liable to the Corporation. For any proceeding where a director or officer is partially successful, the Corporation will indemnify the director or officer only for the expenses incurred in connection with the claims under which he or she was successful. Pursuant to the Indemnity Agreements, the Corporation will indemnify the directors and officers for expenses reasonably incurred in connection with the director or officer being a witness, due to his or her position as a director or officer of the Corporation, in a proceeding in which he or she is not a party. The Corporation’s obligation to indemnify is limited so that it will not be required to pay any amount already paid under an insurance policy or other indemnity provision. The Indemnity Agreements allow for the advancement of expenses incurred under certain circumstances, detail the remedies available for directors and officers seeking indemnification, and state that there is a presumption that a director or officer seeking indemnification is entitled to be indemnified and that the Corporation has the burden of overcoming such presumption.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

     Effective February 1, 2005, Libbey Inc. amended and restated its by-laws to reflect changes relating to (a) meetings of stockholders, (b) directors, (c) officers and (d) its certificates of stock. Article II, section 5 was amended to require that an irrevocable proxy state that it is irrevocable and that it be coupled with an interest sufficient in law to support an irrevocable power. Section 5 also was amended to permit a stockholder to revoke a revocable proxy by voting in person at a stockholder meeting or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Section 8 of Article II was amended to permit stockholders entitled to vote to view the list of stockholders on an electronic network or at the Corporation’s principal place of business during ordinary business hours. Section 8 also was amended to include a provision stating that the stock ledger is the only evidence of the stockholders entitled to examine the stock ledger, the list of stockholders, and the stockholders entitled to vote at a stockholders meeting. Article II was further amended through the addition of sections 9 and 10. Section 9 permits the Corporation to appoint inspectors of election and details the procedures for choosing alternate inspectors, the qualifications required of inspectors and the responsibilities and duties of inspectors at stockholders’ meetings. Section 10 allows the Board of Directors to adopt rules and regulations for the conduct of stockholders’ meetings and allows the person presiding over the meetings to control the meetings, prescribe rules and perform acts that are appropriate for the proper conduct of the meetings. The rules must be consistent with the rules and regulations adopted by the Board of Directors. Section 10 also lists examples of the rules, procedures and determinations that the Board or the presiding person is permitted to make or adopt. Article III, section 6 was amended to permit the president or Chief Executive Officer to provide notice of a special meeting of the Board of Directors by electronic mail and to include the Chief Executive Officer as one of the individuals who is permitted to call a special meeting. Sections 13 through 19 of Article III were amended to indemnify additional persons and to clarify the circumstances under which the Corporation can request repayment of or limit indemnification. Section 15 was further amended to permit a party who is indemnified by the Corporation to bring suit against the Corporation if a claim is not paid within thirty days (rather than 90 days) of written notice of such claim. Article IV was amended to add section 13, which permits the Chairperson of the Board, the President or any Vice President to appoint an attorney or agent of the Corporation to cast the Corporation’s votes as a holder of stock or other securities in another corporation and also grants the Chairperson of the Board, the President and any Vice President the ability to directly exercise any rights that can be delegated to an attorney or agent under Article IV section 3 of the by-laws. Lastly, Article V, section 6, was amended to state that the record date shall not precede the date of the adoption of the resolution fixing the record date.

Item 9.01 Financial Statements and Exhibits

c) Exhibits	3.01	Amended and Restated By Laws of Libbey Inc.
	99.1	List of directors and officers who are party to Indemnity
		Agreements dated February 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

LIBBEY INC. Registrant
Date: February 7, 2005	By:	/s/ Scott M. Sellick
Scott M. Sellick
Vice President, Chief Financial Officer (Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description	Page No.

3.01	Amended and Restated By Laws of Libbey Inc.	E-1
99.1	List of directors and officers who are party to Indemnity Agreements dated February 1, 2005	E-2